                               EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made and entered into this 1st day of March, 1997, by and among Electronic Transmission
Corporation, a Delaware corporation ("ETC"), and Ann Compton McDearmon ("Ms. McDearmon").

     ETC now desires to employ Ms. McDearmon as Executive Vice President, Marketing and Ms. McDearmon desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

     NOW, THEREFORE, ETC and Ms. McDearmon hereby agree as follows.

     1. EMPLOYMENT. ETC hereby employs Ms. McDearmon, and Ms. McDearmon hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

     2. DUTIES OF MS. MCDEARMON. Ms. McDearmon shall serve in the capacity of Executive Vice President and Director of Marketing, subject at all times to the terms and conditions hereof and to the ultimate control and direction of the President, the Chief Executive Officer, and the Board of Directors of ETC. In that capacity, Ms. McDearmon shall have a substantial role in the marketing by ETC of the services it offers to its clients. Ms. McDearmon shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors. During the term of this Agreement, Ms. McDearmon shall devote her entire business day and efforts to the performance of the duties and responsibilities contained in this Agreement.

     3. COMPENSATION. As compensation for her services rendered to ETC in the capacities set forth above, ETC shall pay to Ms. McDearmon a base salary of sixty thousand dollars ($60,000) per year and shall receive a commission of five percent (5%) of all gross income generated from sales to companies brought to ETC by her; however, she shall not receive a commission from Electra-Net, L.C. revenue attributable to the accounts of Wal-Mart and MAPCO. Gross income shall be calculated for each calendar month during the term hereof by (i) determining the gross income received by ETC in immediately available funds during such calendar month from commissions, administrative and other fees, fees for editing and transmitting claims and other direct sources, from accounts credited to Ms. McDearmon, and (ii) subtracting any third party subcontractor or consultant or other third party expenses incurred by ETC with respect to such accounts during such calendar month. The percentages specified above of the gross income so calculated for each calendar month during the term hereof, less any authorized deductions, shall be paid to Ms. McDearmon in the next calendar month. There shall be no carry-over from one month to the next of any negative net income.

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Employment and Settlement Agreement Between ETC and Ann
McDearmon
Page 2


     Commissions shall continue for the life of the above described accounts so long as this Agreement or any extension thereof is in effect. If this Agreement is terminated or not renewed, commissions shall be paid on said accounts for one year after termination or non-renewal. Should this Agreement be terminated without cause by ETC, the liquidated damages shall be payment of commissions to Ms. McDearmon for the remainder of the term of this Agreement and for one year thereafter.

     Ms. McDearmon is also herein granted an option to purchase two hundred fifty thousand (250,000) shares of ETC stock at a price of one dollar and twenty-five cents ($1.25) per share. This option will be effective for the life of this agreement and one year thereafter. Should Ms. McDearmon die, this option will be extended, if necessary, to give her heirs one year from her death to exercise this option.

     4. BENEFITS. During the term hereof, Ms. McDearmon shall be entitled to participate in any benefit plans, stock option plans, and medical insurance programs, provided by ETC on the same basis as other ETC employees.

     5. REIMBURSEMENT OF EXPENSES. ETC shall reimburse Ms. McDearmon for all expenses actually incurred by her in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Ms. McDearmon upon appropriate documentation of such expenditures in accordance with ETC policies.

     6. TERM. The term of this Agreement shall be for the period commencing on March 1, 1997, and ending on December 31, 2000, subject to earlier termination as provided in Section 7. The term of this Agreement will be automatically extended for five years unless either party gives 60 days notice that it will not be extended.

     7. TERMINATION. This Agreement and Ms. McDearmon's employment hereunder shall terminate in the event of Ms. McDearmon's death or if Ms. McDearmon becomes permanently disabled as determined by the ETC Board of Directors using current medical standards for disability. This Agreement and Ms. McDearmon's employment hereunder may be terminated by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Ms. McDearmon has engaged in gross malfeasance or willful misconduct in performing her duties hereunder and that her continued employment by ETC no longer is in the best interests of ETC. Ms. McDearmon may terminate this agreement at any time.

     8. NONCOMPETITION FOR EXISTING CLIENTS AFTER TERMINATION. Ms. McDearmon agrees, for a period of six months after the termination of this Agreement, not to solicit, on her own behalf or on behalf of any future employer or other entity, any business from any entity with which ETC or any of its subsidiaries did business during the term hereof; unless Ms. McDearmon purchases Claims, Etc. In that event, she may continue that business but may not solicit any ETC business outside of Claims, Etc. The parties recognize that this covenant not to compete for specified

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Employment and Settlement Agreement Between ETC and Ann
McDearmon
Page 3


customers for a limited time period is an integral part of this Agreement and that ETC would not enter into this Agreement, or would do so only on the basis of decreased compensation to Ms. McDearmon, without this covenant.

     9. NONDISCLOSURE OF INFORMATION AND TRADE SECRETS. During her employment hereunder and thereafter, Ms. McDearmon will not disclose to any person or entity not directly connected with ETC, or use for her own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Ms. McDearmon's performance of her duties hereunder. All software development code written while Ms. McDearmon is employed by ETC will be the intellectual property of ETC and will be protected by ETC copyrights. The provisions of this section shall survive any termination of this Agreement.

     10. UNAUTHORIZED TERMINATION. If ETC shall terminate Ms. McDearmon's employment hereunder prior to the expiration of the term hereof, other than "for cause" as set forth above, and recognizing that there is no right so to terminate such employment, then ETC shall promptly pay to Ms. McDearmon as liquidated damages an amount equal to twenty-five percent (25%) of all salary due for the remainder of the term hereof under Section 3 above, such amount payable at Ms. McDearmon's current salary rate until the balance is paid. Additionally, she shall receive all commissions she would have received for one year after termination. Should there be a sale of ETC or change of control from ETC's current management, the following provisions will apply. Ms. McDearmon shall receive an amount each year until the end of this contract term equal to what her yearly salary, raises and bonuses would have been had she remained employed by ETC. If ETC shall remove Ms. McDearmon from the office set forth in Section 2 above, or significantly change her duties as set forth therein, without her consent, then Ms. McDearmon at her option may treat such actions as an unauthorized termination under this Section 10. As further liquidated damages, Ms. McDearmon shall be treated as an early retiree and ETC must provide free medical insurance coverage to Ms. McDearmon for the rest of her life, and Ms. McDearmon shall have the option to participate in all pension and profit sharing programs as other ETC officers and employees.

     11. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

         If to ETC:      Electronic Transmission Corporation
                         5025 Arapaho, Suite 501
                         Dallas, Texas 75248


                         Attention: Mr. L. Cade Havard, Chief Executive Officer

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Employment and Settlement Agreement Between ETC and Ann
McDearmon
Page 4


         If to Ms. McDearmon:    Ms. Ann McDearmon
                                 6503 N. Ridge
                                 Dallas, Texas 75214


     12. ENTIRE AGREEMENT COUNTERPARTS GOVERNING LAW. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto. This Agreement replaces all other agreements between the parties, including but not limited to the Employment Agreement dated December 27, 1995 and the Employment Agreement dated May 1, 1996, save and except the conveyance of Ms. McDearmon's interest in Claims, Etc., L.C. to ETC, such conveyance being in full force and effect. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. This Agreement must be approved by the Board of Directors to be effective. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.

                                       ELECTRONIC TRANSMISSION CORPORATION



                                       By: /s/ L. Cade Havard
                                           ------------------------------------
                                           L. Cade Havard
                                           Chairman and Chief Executive Officer


                                       MS. McDEARMON

                                       /s/ Ann Compton McDearmon
                                       ----------------------------------------
                                           Ann Compton McDearmon